Exhibit 99.1

Media Contact:	Investor Contact:

Judith Pryor	Deirdre Skolfield, CFA
WorldSpace, Inc.	WorldSpace, Inc.
301-960-1242	301-960-1295
jpryor@worldspace.com	dskolfield@worldspace.com

WorldSpace® Receives NASDAQ Listing Deficiency Letter

Company Will Address NASDAQ Market Value Requirements by Issuing Class A Shares in

Exchange for Outstanding Class B Shares

Silver Spring, Md., August 30, 2006 – WorldSpace® Satellite Radio (NASDAQ: WRSP) announced today that it received a NASDAQ Staff Deficiency Letter on August 24, 2006 indicating that the Company did not comply with the minimum $50 million market value of listed securities requirement for continued listing set forth in Marketplace Rule 4450(b)(1)(A). As of August 23, 2006 NASDAQ’s calculation of the market value of listed securities was $47,804,046 based on current shares outstanding of 21,341,092 and a closing bid price of $2.24.

In response to this notification, the Company and Yenura Pte. Ltd., the Company’s largest stockholder, have agreed that Yenura will exchange at this time its equity holdings in the Company consisting of all of the outstanding shares of the Company’s Class B Common Stock, par value, $.01 per share (“Class B Shares”), for shares of the Company’s listed Class A Common Stock, par value $.01 per share (“Class A Shares”). The exchange will be on a share-for-share basis. This transaction will result in the issuance of an additional 17,426,443 Class A Shares which will be listed on The NASDAQ Global Market, thus increasing to 38,767,535 the number of Class A Shares outstanding for purposes of calculating the market value of listed securities. The conversion will not result in any change in the Company’s weighted average number of shares outstanding since this number historically included the Class B Shares.

Yenura is a Singapore company in which Noah A. Samara, Chairman and Chief Executive Officer of the Company, owns all of the voting shares and a minority of the economic interests. As noted in the Company’s January 30, 2006 press release and related Form 8-K discussing the voluntary extension of certain lock-up arrangements between the Company and its senior management, the Class A Shares to be issued to Yenura in this transaction (like the Class B Shares being exchanged) are subject to Mr. Samara’s existing lock-up arrangement with the Company which extends through December 31, 2006. In connection with the share exchange, Yenura has entered into a further lock-up with the Company through June 30, 2007. The Company believes that the issuance and listing of these additional Class A Shares will resolve the aggregate trading value deficiency and bring the Company back into compliance with the NASDAQ listing requirements, which is the reason for effecting the conversion at this time.

The Company created an equity structure that included Class A Shares and Class B Shares in connection with its debt restructuring and financing in December 2004. In order to secure the consent of the Company’s former debtholders to the restructuring, it was agreed that the Class B Shares would not be entitled to receive distributions from the Company in any year prior to 2016 in which certain annual royalty payments (based upon the Company’s attainment of annual positive EBITDA) had not first been paid to the such debtholders. In all other respects (including voting and control rights), the Class A Shares and the Class B Shares have identical rights. Under the Company’s certificate of incorporation, the Class B Shares automatically convert into Class A Shares in 2016, on a share-for-share basis, following the end of the royalty arrangement. As reported by the Company in a Form 8-K filed March 3, 2006, on February 28, 2006 the former debtholders and the Company entered into an amendment to the royalty arrangements pursuant to which the former debtholders waived the restriction on distributions on the Class B Shares, thus removing the need for two classes of shares and allowing for the accelerated consolidation of the Company’s shares into a single class of common stock.

The issuance of Class A Shares in exchange for the outstanding Class B Shares, which has been approved by the Company’s Audit Committee and Board of Directors, will take place following the Company’s completion of NASDAQ’s notification procedures, which includes a fifteen day period between notification to NASDAQ and the issuance of the shares.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, WORLDSPACE, Inc. (NASDAQ: WRSP - News) is the only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, NDTV and RFI. The WORLDSPACE satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage area. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.worldspace.com.

Forward-looking Statements

This presentation may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this presentation. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.